                                                                      EXHIBIT 15


                         [DELOITTE & TOUCHE LETTERHEAD]





November 12, 2002


Fleming Companies, Inc.
1945 Lakepointe Drive
Lewisville, Texas  75057-6424

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the following unaudited interim financial information of Fleming Companies, Inc. and subsidiaries as indicated in our reports referenced below; because we did not perform an audit, we expressed no opinion on that information.


                  Period Ended                       Review Report Dated
                  ------------                       -------------------
                  April 20, 2002                     May 7, 2002

                  July 13, 2002                      July 30, 2002

                  October 5, 2002                    October 23, 2002


We are aware that our reports referred to above, which are included in your Quarterly Reports on Forms 10-Q for the periods mentioned above, are being used in this registration statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP